EXHIBIT 99.1
MIMEDX Announces Second Quarter 2022 Operating and Financial Results
Second Quarter Net Sales of $66.9 Million Reflects Double-Digit Revenue Increase for the Fourth Consecutive Quarter in the Company's Continuing Portfolio of Products

Achieves Strong Year-Over-Year Revenue Growth in Key Focus Area of Surgical Recovery

Company Reaffirms 2022 Revenue Growth Outlook of 11% to 14% in Continuing Portfolio of Products

Management to Host Conference Call on Wednesday, August 3, 2022, at 8:30 AM ET

MARIETTA, Ga., August 2, 2022 -- MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, today announced operating and financial results for the second quarter 2022, which ended June 30, 2022.

Timothy R. Wright, MIMEDX Chief Executive Officer, commented, “We continue to execute on our strategy to deliver growth, expand the market for our innovative product portfolio, and drive shareholder value. For the fourth consecutive quarter, we achieved double-digit revenue growth in our continuing portfolio of products, including a strong year-over-year increase in our key focus area of Surgical Recovery. Our sales professionals are successfully engaging with a broad range of physician specialties throughout the hospital, with surgeons incorporating our products to biologically enhance procedures where patients are at risk of potential complications or delayed healing. In June, we initiated a limited market release of AMNIOEFFECT™, and we remain on track for full launch in the third quarter. AMNIOEFFECT is the first of two new products we are bringing to market this year as we penetrate the Surgical Recovery market, expand our customer base and strengthen our portfolio of leading placental-based technologies to provide meaningful benefits to patients."

Mr. Wright continued, “Looking ahead, we are keenly focused on optimizing the value of our placental biologics pipeline asset and are on track to enroll the first Knee Osteoarthritis (KOA) patient later this year. To that end, we have an upcoming Type B Regenerative Medicine Advanced Therapy (RMAT) meeting scheduled with the U.S. Food and Drug Administration (FDA) to review the results from our Phase 2B KOA clinical trial of our micronized dehydrated Human Amnion Chorion Membrane (mdHACM) drug and proposed protocol for the next KOA registrational study. We believe our mdHACM platform represents a significant future-year growth opportunity, and have accomplished a number of critical milestones that should increase our overall probability of successful drug registration.”

Recent Operating and Financial Highlights:

•Reported second quarter net sales of $66.9 million, including an increase of 11.6% from the Company's continuing portfolio of products versus the same period last year.
•Introduced AMNIOEFFECT, with the first patient treated in a limited market release. Full product launch is planned for the third quarter of 2022.
•Appointed a General Manager, Mr. Takanori Kuramoto, to lead the Company's global expansion efforts in Japan and other Asia Pacific markets.

•Scheduled a Type B RMAT meeting with the FDA to review the results from the Company's Phase 2B KOA clinical trial and the proposed protocol for the next KOA registrational study. The meeting is scheduled for the third quarter of 2022.
•Engaged a Contract Research Organization (CRO) to provide full operational support for the upcoming KOA clinical trial program.
•Formed a Regenerative Medicine Scientific Advisory Board (RMSAB) to provide guidance on the Company's regenerative medicine clinical pipeline initiatives.
•Added Kate Surdez as Chief Human Resources Officer.
•Received a $4.6 million award from the Department of Defense to advance the treatment of combat casualty wounds and burns.

Key Second Quarter 2022 Financial Metrics
•Net sales of $66.9 million for second quarter 2022, compared to $68.2 million for the prior year period. The prior year period included net sales of $8.2 million of Section 351 products sold in the United States; as noted below, these products can no longer be marketed domestically following the May 31, 2021 end of the FDA's period of enforcement discretion.
•Net loss of $10.9 million for second quarter 2022, compared to a net loss of $1.8 million for the prior year period.
•Adjusted EBITDA1 loss of $1.0 million for second quarter 2022, compared to a gain of $3.1 million for the prior year period.

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Net sales	$66,883	$68,165	$125,777	$128,132
Net loss	(10,868)	(1,779)	(21,357)	(10,161)
EBITDA[1]	(8,605)	1,108	(16,874)	(4,343)
Adjusted EBITDA[1]	(959)	3,106	(2,678)	8,096
Net loss per common share - basic	$(0.11)	$(0.03)	$(0.22)	$(0.12)
Net loss per common share - diluted	$(0.11)	$(0.03)	$(0.22)	$(0.12)
1.EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” for a reconciliation of EBITDA and Adjusted EBITDA to Net loss, located in “Selected Unaudited Financial Information” of this release.

MIMEDX reported net sales for the three months ended June 30, 2022, of $66.9 million, compared to $68.2 million for the three months ended June 30, 2021, a decrease of 1.9%. Net sales in the second quarter of 2022 included $0.6 million of Section 351 products, compared to $8.6 million in the second quarter of 2021. This reflects the May 31, 2021 end of the FDA's period of enforcement discretion, after which the Company is no longer able to market Section 351 products in the United States.

Second quarter net sales of the Company's continuing portfolio of tissue and cord products increased 11.6% compared to the same period last year, reflecting the Company's focus in the application of these products into areas of Surgical Recovery, as well as the results of prior initiatives to expand, train and realign the sales team.

MIMEDX has two primary classes of products: (1) Advanced Wound Care, or Section 361, products, consisting of its tissue and cord sheet allograft products, and (2) Section 351 products, consisting of the Company’s micronized and particulate products. Advanced Wound Care is further disaggregated between the Company’s Tissue/Other and Cord products. A summary of the Company's revenue for the most recent quarter and the comparative period in the prior year, including revenue derived from its Section 351 products, is included in the table below (amounts in thousands):

	Three Months Ended June 30,		Change
	2022	2021	$	%
Advanced Wound Care
Tissue/Other	$60,274	$53,408	$6,866	12.9%
Cord	5,889	5,886	3	0.1%
Total Advanced Wound Care	66,163	59,294	6,869	11.6%
Section 351[1]	642	8,558	(7,916)	(92.5)%
Other[2]	78	313	(235)	(75.1)%
Net sales	$66,883	$68,165	$(1,282)	(1.9)%

A summary of the Company's year-to-date revenue, compared to the same period in the prior year, including revenue derived from its Section 351 products, is included in the table below (amounts in thousands):

	Six Months Ended June 30,		Change
	2022	2021	$	%
Advanced Wound Care
Tissue/Other	$113,126	$99,977	$13,149	13.2%
Cord	11,486	10,846	640	5.9%
Total Advanced Wound Care	124,612	110,823	13,789	12.4%
Section 351[1]	1,019	16,698	(15,679)	(93.9)%
Other[2]	146	611	(465)	(76.1)%
Net sales	$125,777	$128,132	$(2,355)	(1.8)%

1.In connection with new guidance provided by the FDA in November 2017, the FDA chose to exercise enforcement discretion with respect to investigational new drug applications and pre-market approval requirements for certain products regulated as Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/Ps) through May 31, 2021 (referred to as the period of Enforcement Discretion).
2.“Other” represents revenue transactions in the indicated period relating to performance obligations settled prior to October 1, 2019, the date at which the Company changed its pattern of revenue recognition. For all practical purposes, the Company is not able to allocate these revenue transactions to different product groups.

Gross profit margin for the three months ended June 30, 2022, was 82.3% compared to 81.3% for the three months ended June 30, 2021.

Selling, general and administrative (SG&A) expenses for the three months ended June 30, 2022 were $55.8 million compared to $53.6 million for the three months ended June 30, 2021. The increase in SG&A expenses reflects increases in travel expenses, following the removal of travel-related restrictions in place due to the COVID-19 pandemic; bad-debt expense, as a result of the deterioration of credit for certain specific customers; inflationary pressures; and commissions, due to the Company's focus on sales of products into areas of Surgical Recovery, which resulted in a proportional increase in sales through sales agents.

The Company's SG&A expenses in 2022 and 2021 were negatively impacted by $2.1 million and $3.8 million, respectively, as a result of a shareholder activist's actions related to the Company's annual meeting of shareholders. The net effect was a reduction of $1.7 million between periods.

Research and development expenses were $5.5 million for the three months ended June 30, 2022 compared to $4.1 million for the three months ended June 30, 2021. The increase reflects clinical research efforts connected to the Company's Wound Care & Surgical and Regenerative Medicine & Biologics Innovation pipelines. This was offset by a year-over-year decrease in professional services expenses and clinical trial expenses that the Company incurred during the three months ended June 30, 2021 to close out and analyze the results of clinical trials.

Investigation, restatement and related expenses for the three months ended June 30, 2022 were $3.2 million compared to a benefit of $2.1 million for the three months ended June 30, 2021. The prior year benefit was primarily the result of funds received from certain director and officer insurance policies, as well as negotiated reductions in previously recognized legal expenses advanced on behalf of certain former members of management.

Net loss for the three months ended June 30, 2022, was $10.9 million compared to a net loss of $1.8 million for the three months ended June 30, 2021.

As of June 30, 2022, the Company had $72.5 million of cash and cash equivalents compared to $87.1 million as of December 31, 2021. The decrease during the six months ended June 30, 2022 reflects payments of accrued compensation, which included the payment of annual employee incentives, and the payment of payroll taxes, some of which had been deferred under the Coronavirus Aid, Relief, and Economic Security Act.

Outlook for 2022
The Company is maintaining its outlook for 2022, as disclosed in its earnings release for the year ended December 31, 2021, including that it expects net sales of its continuing portfolio of Advanced Wound Care products, which were $240.0 million in 2021, to grow 11% to 14% in 2022. These expectations reflect the Company's plans to launch AMNIOEFFECT and its Placental Collagen Matrix product, AXIOFILL™, in the U.S. in September, as well as the launch of EPIFIX® in Japan later this year.

Conference Call and Webcast
MIMEDX will host a conference call and webcast to review its second quarter 2022 results on Wednesday, August 3, 2022, beginning at 8:30 a.m., Eastern Time. The call can be accessed using the following information:

Webcast: Click here
U.S. Investors: 877-407-6184
International Investors: 201-389-0877
Conference ID: 13730760

A replay of the webcast will be available for approximately 30 days on the Company’s website at www.mimedx.com following the conclusion of the event.

Important Cautionary Statement
This press release includes forward-looking statements. Statements regarding: (i) future sales or sales growth; (ii) our 2022 financial outlook and expectations for future financial results, including net sales and levels of selling, general and administrative expense; (iii) our expectations regarding the timing of clinical programs and trials; (iv) our expectations regarding the timing of new product launches; and (v) the effectiveness of amniotic tissue as a therapy for any particular indication or condition. Additional forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," “goal,” “outlook,” "potential," "will," "preliminary," and similar expressions, and are based on management's current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results and expected results of the Company’s clinical trials and planned regulatory submissions, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

About MIMEDX
MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Investors:
Jack Howarth
Investor Relations
404.360.5681
jhowarth@mimedx.com

Media:
Hilary Dixon
Corporate & Strategic Communications
404.323.4779
hdixon@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands) Unaudited
	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$72,502	$87,083
Accounts receivable, net	37,661	40,353
Inventory	13,382	11,389
Prepaid expenses	4,085	6,146
Income tax receivable	809	743
Other current assets	2,570	2,809
Total current assets	131,009	148,523
Property and equipment, net	8,328	9,165
Right of use asset	4,049	4,696
Goodwill	19,976	19,976
Intangible assets, net	5,141	5,383
Other assets	164	186
Total assets	$168,667	$187,929
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$8,075	$7,385
Accrued compensation	17,280	23,595
Accrued expenses	10,002	9,812
Other current liabilities	1,781	1,565
Total current liabilities	37,138	42,357
Long term debt, net	48,356	48,127
Other liabilities	4,282	4,869
Total liabilities	89,776	95,353
Convertible preferred stock	92,494	92,494
Total stockholders' deficit (equity)	(13,603)	82
Total liabilities, convertible preferred stock, and stockholders’ deficit (equity)	$168,667	$187,929

MiMedx Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands) Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$66,883	$68,165	$125,777	$128,132
Cost of sales	11,823	12,760	21,759	22,401
Gross profit	55,060	55,405	104,018	105,731

Operating expenses:
Selling, general and administrative	55,793	53,599	105,363	99,003
Research and development	5,512	4,063	11,476	8,402
Investigation, restatement and related	3,218	(2,062)	5,770	5,134
Amortization of intangible assets	173	215	345	454
Operating loss	(9,636)	(410)	(18,936)	(7,262)

Other expense, net
Interest expense, net	(1,170)	(1,371)	(2,295)	(2,844)
Other income (expense), net	—	(3)	(1)	(2)
Loss before income tax provision	(10,806)	(1,784)	(21,232)	(10,108)
Income tax provision (expense) benefit	(62)	5	(125)	(53)
Net loss	$(10,868)	$(1,779)	$(21,357)	$(10,161)

Net loss available to common shareholders	$(12,496)	$(3,276)	$(24,571)	$(13,126)

Net loss per common share - basic	$(0.11)	$(0.03)	$(0.22)	$(0.12)
Net loss per common share - diluted	$(0.11)	$(0.03)	$(0.22)	$(0.12)

Weighted average common shares outstanding - basic	112,867,912	110,276,636	112,245,334	109,841,428
Weighted average common shares outstanding - diluted	112,867,912	110,276,636	112,245,334	109,841,428

MiMedx Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) Unaudited
	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(21,357)	$(10,161)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation	8,426	7,304
Depreciation	1,718	2,467
Bad debt expense	2,391	—
Amortization of intangible assets	345	454
Amortization of deferred financing costs	229	833
Non-cash lease expenses	610	480
Accretion of asset retirement obligation	46	37
(Gain) loss on fixed asset disposal	(15)	236
Increase (decrease) in cash resulting from changes in:
Accounts receivable	301	(1,820)
Inventory	(1,993)	224
Prepaid expenses	2,061	2,254
Income taxes	(66)	(93)
Other assets	(287)	1,387
Accounts payable	442	2,794
Accrued compensation	(6,316)	2,790
Accrued expenses	740	(13,752)
Other liabilities	(503)	(514)
Net cash flows used in operating activities	(13,228)	(5,080)

Cash flows from investing activities:
Purchases of equipment	(498)	(2,346)
Patent application costs	(103)	(200)
Proceeds from sale of equipment	24	—
Principal payments from note receivable	—	45
Net cash flows used in investing activities	(577)	(2,501)

Cash flows from financing activities:
Stock repurchased for tax withholdings on vesting of restricted stock	(1,191)	(4,563)
Proceeds from exercise of stock options	437	1,359
Principal payments on finance lease	(22)	(20)
Net cash flows used in financing activities	(776)	(3,224)

Net change in cash	(14,581)	(10,805)

Cash and cash equivalents, beginning of period	87,083	95,812
Cash and cash equivalents, end of period	$72,502	$85,007

Reconciliation of Non-GAAP Measures
In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies.
EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, and (iv) income tax provision. Adjusted EBITDA is intended to provide a normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing certain non-cash items and items that may be irregular, one-time, or non-recurring from EBITDA. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net loss excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense, net, (iv) income tax provision, (v) costs incurred in connection with the Audit Committee Investigation and Restatement, and (vi) share-based compensation.
A reconciliation of GAAP net loss to EBITDA and Adjusted EBITDA appears in the table below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(10,868)	$(1,779)	$(21,357)	$(10,161)
Net margin	(16.2)%	(2.6)%	(17.0)%	(7.9)%
Non-GAAP Adjustments:
Depreciation expense	858	1,306	1,718	2,467
Amortization of intangible assets	173	215	345	454
Interest expense, net	1,170	1,371	2,295	2,844
Income tax provision expense (benefit), net	62	(5)	125	53
EBITDA	(8,605)	1,108	(16,874)	(4,343)
EBITDA margin	(12.9)%	1.6%	(13.4)%	(3.4)%
Additional Non-GAAP Adjustments
Costs (benefits) incurred in connection with Audit Committee Investigation and Restatement	3,218	(2,062)	5,770	5,134
Share-based compensation	4,428	4,060	8,426	7,305
Adjusted EBITDA	$(959)	$3,106	$(2,678)	$8,096
Adjusted EBITDA margin	(1.4)%	4.6%	(2.1)%	6.3%